 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

 Biota Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 221-3351

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 30, 2013, Biota Pharmaceuticals, Inc. (the “Company”) entered into a new form of indemnification agreement (the “Agreement”) with its directors and executive officers, which Agreement was approved by the Company’s Board of Directors (the “Board”). The Agreement provides, among other things, that the Company will indemnify each director and executive officer (each, an “Indemnitee”) in the event that the Indemnitee becomes a party or otherwise a participant in any action or proceeding on account of the Indemnitee’s service to the Company (or service for another corporation or entity in any capacity at the request of the Company) to the fullest extent permitted by applicable law. Under the Agreement, the Company will pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in defending or otherwise responding to such action or proceeding upon receipt of satisfactory documentation supporting such expenses, subject to repayment by the Indemnitee if it is ultimately determined that the Indemnitee is not entitled to indemnification by the Company. The contractual rights to indemnification provided by the Agreement are subject to the limitations and conditions specified in the Agreement, and are in addition to any other rights each Indemnitee may have under the Company’s Restated Certificate of Incorporation and By-Laws, each as amended from time to time, and applicable law.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers.

On April 30, 2013, Raafat Fahim, Ph.D., tendered his resignation from the Board, effective immediately. On May 1, 2013, Paul Bell also tendered his resignation from the Board, effective immediately. There were no disagreements between either of Messrs. Fahim or Bell and the Company on any matter relating to the Company’s operations, policies or practices relative to their respective resignations.

On May 1, 2013, the Board appointed Anne M. VanLent and Michael R. Dougherty as directors to fill the vacancies created by the resignations of Messrs. Fahim and Bell. Ms. VanLent was also appointed as Chair of the Audit Committee. The Board determined that each of Ms. VanLent and Mr. Dougherty are independent directors under the NASDAQ listing standards. There is no arrangement or understanding between either of Ms. VanLent or Mr. Dougherty and any other person pursuant to which either was elected as a director. There are no transactions in which either of Ms. VanLent or Mr. Dougherty has an interest requiring disclosure under Item 404(a) of Regulation S-K.

As non-employee directors, Ms. VanLent and Mr. Dougherty are eligible to receive compensation in accordance with the Company’s non-employee director compensation practices. On May 1, 2013, the Board adopted changes to the Company’s non-employee director compensation, pursuant to which:

●	each non-employee director will receive an annual retainer of $37,000 payable as cash compensation for the director’s service during the year;

●	each non-employee director serving on a committee, or active as the Chair of a committee, will receive certain additional annual cash retainers as follows:

Audit Committee Chair	$17,500
Audit Committee Member (non-chair)	$8,750
Nominating and Corporate Governance Chair	$9,000
Nominating and Corporate Governance Member (non-chair)	$4,500
Compensation Committee Chair	$12,500
Compensation Committee Member (non-chair)	$6,250

●

each non-employee director will receive, upon the initial effective date of such director’s membership, an award of either (i) options to purchase 30,000 shares of the Company’s common stock or (ii) 17,400 restricted stock units under the Company’s 2007 Omnibus Equity Incentive Plan, one-third (33%) of which award shall vest on the first anniversary of the date of grant, with the remaining two-thirds (67%) of such award vesting ratably over the following eight (8) quarters; and

●

each non-employee director will receive an annual award of either (i) options to purchase 15,000 shares of the Company’s common stock or (ii) 8,700 restricted stock units under the Company’s 2007 Omnibus Equity Incentive Plan, each award vesting in 12 equal monthly installments from the date of grant.

In connection with their respective appointments as a director, each of Ms. VanLent and Mr. Dougherty were granted options to purchase 30,000 shares of the Company’s common stock in accordance with the Company’s non-employee director compensation practices described above. The Company issued a press release announcing the appointment of each of Ms. VanLent and Mr. Dougherty as a director, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

On May 1, 2013, the Board approved the retirement of the Company’s 5,867,361 shares of treasury stock and the return of those shares to the status of authorized but unissued shares.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

10.1     Form of Indemnification Agreement for Directors and Executive Officers

99.1     Press release dated May 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biota Pharmaceuticals, Inc.

Date: May 6, 2013	/s/ Russell H Plumb
	Name:	Russell H Plumb
	Title:	President and Chief Executive Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement for Directors and Executive Officers
99.1	Press release dated May 6, 2013